Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contacts:

Company Contact:

Pacira Pharmaceuticals, Inc.

James S. Scibetta, 973-254-3560

or

Investor Contact:

Pure Communications Inc.

Jennifer Beugelmans, 646-596-7473

Pacira Pharmaceuticals, Inc. Reports Second Quarter 2011 Financial Results

Continued Execution of Pre-Commercial Strategy

Company Updates Fourth Quarter “Cash Burn” Guidance Based Upon Revised FDA Timeline

PARSIPPANY, N.J. – Aug. 11, 2011 – Pacira Pharmaceuticals, Inc. (Nasdaq: PCRX), an emerging specialty pharmaceutical company, today announced financial results for the second quarter ended June 30, 2011, provided an update on the execution of its pre-commercial and launch strategies for EXPAREL™, and updated its 2011 financial guidance.

“We have continued to aggressively execute our launch strategy for EXPAREL during the second quarter, and have made significant progress in driving forward our health outcome studies, as well as our education initiatives focused on key clinical communities,” said David Stack, president and chief executive officer of Pacira Pharmaceuticals, Inc. “With the Food and Drug Administration’s (FDA) extension of our Prescription Drug User Fee Act (PDUFA) goal date to October 28, 2011 for the review of our EXPAREL new drug application, we have three additional months to prepare for launch. We are utilizing this additional time prudently and by the time of launch we expect to have finalized the analysis for our retrospective health outcome research studies, as well as completed patient enrollment for our prospective health outcome clinical studies. These programs examine the impact of using EXPAREL as the platform for postsurgical pain management and potentially replacing opioids administered in a PCA (patient controlled analgesia) setting. We believe the results of these studies will further underscore the utility and health outcome benefits that EXPAREL may offer physicians, patients and hospitals, should it be approved by the FDA later this year.

“In addition, we remain focused on building relationships within the clinical community that should allow our team to effectively position EXPAREL as an important new tool in the multimodal approach to postsurgical pain management,” continued Mr. Stack. “We believe all of these activities will allow us to drive early adoption within the plastic surgery community and position us to achieve sustainable long-term growth across a broad spectrum of surgical procedures performed by colorectal surgeons, general surgeons and obstetricians/gynecologists.”

Financial Highlights

•

Net loss for the second quarter ended June 30, 2011 was $8.8 million, or $0.51 per share (based on 17.2 million weighted average shares outstanding), compared with $6.8 million, or $11.86 per share, for the quarter ended June 30, 2010 (based on 0.6 million weighted average shares outstanding). The difference in the number of weighted average shares outstanding primarily resulted from the Pacira initial public offering (IPO) in February 2011, as well as the conversion of all preferred stock and the principal and accrued interest on certain notes into common stock upon closing of the IPO.

•

Total revenues for the quarter ended June 30, 2011 were $3.6 million compared with $3.1 million for the second quarter of 2010. The increase was primarily attributable to an increase in collaborative licensing and development revenue, which was $1.3 million in the second quarter of 2011 compared with $0.8 million in the second quarter of 2010 and was principally driven by activities performed under the license agreement Pacira has with Novo Nordisk that was executed in the first quarter of 2011. Royalty revenue in the second quarter of 2011 was $0.9 million compared with $0.8 million in the second quarter of 2010 resulting from higher end-user sales.

•

Total operating expenses for the quarter ended June 30, 2011 were $12.2 million compared with $8.7 million for the same period of 2010. The $3.5 million increase was primarily attributable to a $3.4 million increase in selling, general and administrative expenses related to pre-commercialization activities performed in anticipation of the launch of EXPAREL.

•

As of June 30, 2011, Pacira had unrestricted cash, cash equivalents and short term investments of $47.2 million compared with $26.1 million on December 31, 2010. Pro forma cash on December 31, 2010 was approximately $64 million. The pro forma cash calculation included proceeds from the company’s IPO net of underwriters’ discounts and commissions.

•	Cash used in operating activities and for the purchase of fixed assets used in investing activities (“cash burn”) was approximately $17 million for the six months ended June 30, 2011.

Full Year 2011 Financial Guidance

•

Pacira is reiterating its revenue expectations for 2011 and currently expects to achieve revenue in the range of $14 to $16 million for the full-year ending December 31, 2011. This revenue expectation excludes the impact of potential sales of EXPAREL should it receive approval from the FDA in the fourth quarter of 2011.

•

The company is reiterating that it expects cash burn, excluding the impact of any future partnerships, asset monetizations or other cash generating activities unrelated to its current operations, to be approximately $30 million cumulatively through the third quarter of 2011. Based upon the company’s new PDUFA goal date of October 28, 2011, Pacira is updating its expectation for cash burn for the fourth quarter of 2011 to approximately $15 million from its previous expectation of $25 million. This fourth quarter 2011 cash burn expectation is based upon the assumption that Pacira will commence the launch of EXPAREL in the first quarter of 2012, and therefore does not include a $10 million milestone to Skye Pharmaceuticals which will be due upon the first commercial sale of EXPAREL.

Recent Developments

•

Presented new Phase 3 EXPAREL data on subjects undergoing mammoplasty: In May 2011 data from Pacira’s new Phase 3 study on the use of EXPAREL in the treatment of postsurgical pain after breast augmentation surgery was presented at the Society for Ambulatory Anesthesia’s (SAMBA) 26th Annual Meeting. The data demonstrated that when the pain score and the opioid usage were combined using the integrated rank analysis of Silverman, statistical significance was achieved at multiple time points (p<0.05) and the mean total amount of opioid rescue used (morphine equivalents) was lower with EXPAREL at all time points through 96 hours.

•

Presented new Phase 3 EXPAREL data on subjects undergoing hemorrhoidectomy: In May 2011 new data from the Phase 3 study evaluating EXPAREL in patients following hemorrhoidectomy was presented at the 2011 American Society of Colon and Rectal Surgeons (ASCRS) Annual Scientific Meeting. Results from this study demonstrated that patients experienced less pain and a reduction in opioid use for 72 hours following a single injection of EXPAREL and that the median time to first opioid rescue was 14 hours and 20 minutes in the EXPAREL group compared to one hour and 10 minutes in the placebo group (p<0.0001).

•

Presented new data on the safety and efficacy of EXPAREL across multiple surgical models: In May 2011 new data demonstrating the comprehensive, program-wide efficacy for EXPAREL was presented at the 2011 International Anesthesia Research Society (IARS) Annual Meeting and the Society for Ambulatory Anesthesia’s (SAMBA) 26th Annual Meeting. The study examined the safety profile of EXPAREL in 823 patients across ten surgical site infiltration studies and five surgical procedures, including hemorrhoidectomy, bunionectomy, total knee arthroplasty, breast augmentation and hernia repair.

•

Presented new Phase 1 and preclinical data on EXPAREL: In May 2011 Pacira presented new Phase 1 and preclinical data on EXPAREL at the American Society of Regional Anesthesia and Pain Medicine’s (ASRA) 36th Annual Regional Anesthesia Meeting and Workshops.

•

Appointed two life sciences industry veterans to the board of directors: In June 2011 Pacira welcomed Laura A. Brege and Paul J. Hastings to its board of directors. Together, Brege and Hastings bring more than five decades of biotechnology and pharmaceutical industry experience with both privately-held and publicly-traded companies. The company also announced that Carl L. Gordon, Ph.D. had stepped down from the board. With these changes, the board membership has been expanded from seven to eight.

•

Added to the Russell 3000 Index: In June 2011 Pacira announced its inclusion in the Russell 3000 Index, which measures the performance of the 3,000 largest U.S. companies representing approximately 98 percent of the investable U.S. equity market.

If EXPAREL is granted a broad postsurgical pain label by the FDA, Pacira would be positioned to address a U.S. market opportunity of approximately 25 million infiltration and elastomeric bag procedures per year. Based upon the October 28, 2011 PDUFA date and potential FDA approval timeline, Pacira plans to commercialize EXPAREL in the U.S. in the first quarter of 2012. Beyond infiltration, the company expects to develop EXPAREL for use in nerve block and other administrations, which collectively represent an additional 14 million opportunities per year. Pacira believes there are multiple product opportunities for EXPAREL in the future as well as significant potential for its DepoFoam® technology platform, which supports an additional pipeline of development assets and partnering opportunities.

Upcoming Activities

Pacira expects to present at the following investor conferences:

•	Wedbush PacGrow Healthcare Biotech Conference, August 16 in New York

•	UBS Global Life Sciences Conference, September 19-21, in New York

Pacira expects to have a presence at the following medical meetings:

•	American Society of Plastic Surgeons (ASPS), September 23-27, in Denver, Colo.

•	American College of Clinical Pharmacy (ACCP), October 16-19, in Pittsburg, Pa.

•	American College of Surgeons (ACS), October 23-27, in San Francisco, Calif.

Today’s Conference Call and Webcast Reminder

The Pacira management team will host a conference call discussing the company’s second quarter financial results, recent developments and 2011 financial guidance today at 9 a.m. (EDT). The call can be accessed by dialing 1-800-884-5695 (domestic) or 1-617-786-2960 (international) five minutes prior to the start of the call and providing the passcode 37821534. A replay of the call will be available approximately two hours after the completion of the call and can be accessed by dialing 1-888-286-8010 (domestic) or 1-617-801-6888 (international), providing the passcode 61411246. The replay of the call will be available for two weeks from the date of the live call.

The live, listen-only webcast of the conference call can be accessed by visiting the investors section of the Pacira’s website at www.pacira.com. A replay of the webcast will be archived on the company’s website for two weeks following the call.

About Pacira

Pacira Pharmaceuticals, Inc. is an emerging specialty pharmaceutical company focused on the development, manufacture and commercialization of novel pharmaceutical products, based on its proprietary DepoFoam drug delivery technology, for use in hospitals and ambulatory surgery centers. In December 2010, Pacira announced that its New Drug Application (NDA) for EXPAREL, the company’s most advanced investigational product candidate, had been accepted for filing by the U.S. Food and Drug Administration (FDA). The FDA has assigned a Prescription Drug User Fee Act (PDUFA) goal date of October 28, 2011 for the review of the EXPAREL NDA. EXPAREL is a bupivacaine-based product and has completed extensive Phase 3 clinical development for postsurgical analgesia by infiltration. EXPAREL consists of bupivacaine encapsulated in DepoFoam, which is designed to address the limitations of widely used medications by enhancing their dosing and/or administration profile. Additional information about Pacira is available at www.pacira.com.

About EXPAREL™

EXPAREL is Pacira’s proprietary drug candidate consisting of bupivacaine encapsulated in DepoFoam®, both of which are currently used separately in FDA-approved products. Bupivacaine is a well-characterized anesthetic/analgesic that has an established safety profile with more than 20 years of use in the United States. Market data indicate that there is an unmet medical need for a longer-acting anesthetic/analgesic for postsurgical pain management. Several Phase 2 and Phase 3 clinical trials have been completed for EXPAREL and suggest statistically significant reduction of pain in soft tissue and orthopedic surgery in different surgical models. Clinical data from Phase 3 trial 316 suggest that EXPAREL provides analgesia for up to 72 hours post-surgery, the primary endpoint for the trial. The safety of EXPAREL was evaluated in 10 randomized, double-blind, local administration into the surgical site clinical studies involving 823 patients; the most common adverse events following EXPAREL administration were nausea, constipation, and vomiting.

Safe Harbor

This press release contains forward-looking statements of Pacira Pharmaceuticals that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” “contemplate,” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others, statements about: the company’s plans to develop and commercialize EXPAREL; the Company’s plans to continue to manufacture and provide support services for its commercial partners who have licensed DepoCyt(e) and DepoDur; the timing of, and the Company’s ability to obtain, regulatory approval of EXPAREL; the timing of the Company’s anticipated commercial launch of EXPAREL; the rate and degree of market acceptance of EXPAREL; the size and growth of the potential markets for EXPAREL and the Company’s ability to serve those markets; the Company’s plans to expand the indications of EXPAREL to include nerve block and epidural administration; and our commercialization and marketing capabilities. Important factors could cause our actual results to differ materially from those indicated or implied by forward-looking statements; including, the Company is dependent on the success of EXPAREL and cannot guarantee that it will receive regulatory approval or be successfully commercialized; the Company faces significant competition and its operating results will suffer if it fails to compete effectively; if the Company is unable to establish effective marketing and sales capabilities or enter into agreements with third parties to handle marketing and sales, the Company may be unable to generate product revenues; if EXPAREL does not achieve broad market acceptance, the revenues that Company generates from its sales will be limited; the Company may not receive regulatory approval for EXPAREL or the approval may be delayed; the Company has incurred significant losses since its inception and anticipates that it will incur continued losses for the foreseeable future; the Company will need to raise additional financing to continue as a going concern and may be unable to raise capital when needed; and those risks discussed in “Risk Factors” and elsewhere in Pacira Pharmaceuticals’ Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 31, 2011 and in its other filings with the Securities and Exchange Commission. The forward-looking statements in this press release represent Pacira Pharmaceutical’s views as of the date of this press release. The Company anticipates that subsequent events and development will cause its views to change. However, while it may elect to update these forward-looking statements at some point in the future, it has no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing Pacira Pharmaceutical’s views as of any date subsequent to the date of this press release.

Pacira Pharmaceuticals, Inc.

Consolidated Statement of Operations

(in thousands, except shares and per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues:
Supply revenue	$1,469	$1,460	$3,185	$4,383
Royalties	884	776	1,822	1,670
Collaborative licensing and development revenue	1,283	819	2,493	1,786

Total revenues	3,636	3,055	7,500	7,839

Operating expenses:
Cost of revenues	3,115	2,849	6,781	6,595
Research and development	4,381	4,596	7,893	9,238
Selling, general and administrative	4,671	1,238	8,477	2,254

Total operating expenses	12,167	8,683	23,151	18,087

Loss from operations	(8,531)	(5,628)	(15,651)	(10,248)
Other (expense) income:
Interest income	37	38	65	73
Interest expense	(676)	(887)	(3,157)	(1,499)
Royalty interest obligation	429	(433)	118	(605)
Other, net	(22)	97	88	73

Total other expense, net	(232)	(1,185)	(2,886)	(1,958)

Net loss	$(8,763)	$(6,813)	$(18,537)	$(12,206)

Basic and diluted net loss per common share	$(0.51)	$(11.86)	$(1.36)	$(21.25)
Weighted average common shares outstanding - basic and diluted	17,233,146	574,496	13,623,668	574,310

Pacira Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30,	December 31,
	2011	2010
Assets
Cash and cash equivalents and short-term investments	$47,205	$26,133
Restricted cash	2,069	1,314
Other current assets	4,330	3,608
Fixed assets, net	24,633	23,950
Intangibles and other assets, net	8,855	11,557

Total assets	$87,092	$66,562

Liabilities and stockholders’ equity (deficit)
Current liabilities	$17,479	$16,322
Related party debt, including accrued interest	—	49,795
Long term debt and royalty interest obligation	22,578	24,865
Other long-term liabilities	24,100	23,963
Stockholders’ equity (deficit)	22,935	(48,383)

Total liabilities and stockholders’ equity (deficit)	$87,092	$66,562

# # #